UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 11, 2015

Date of Report (Date of earliest event reported)

PETVIVO HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-173569	99-0363559
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12100 Singletree Lane, Suite 186 Eden Prairie, Minnesota	55344
(Address of principal executive offices)	(Zip Code)

(612) 296-7305

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On February 11, 2015, PetVivo Holdings, Inc., a Nevada corporation (“PetVivo”) entered into and closed a Securities Purchase Agreement (“Agreement”) with Gemini Master Fund, Ltd. (“Purchaser”) for the acquisition by the Purchaser of a Convertible Note (“Note”) and Common Stock Purchase Warrant (“Warrant”) issued by PetVivo. The Note is in the principal amount of $460,000, which Note and Warrant were acquired by the Purchaser for $400,000. PetVivo also incurred $5,000 for expenses of the Purchaser, which resulted in PetVivo receiving net proceeds of $395,000 from this financing. PetVivo intends to use these proceeds to satisfy outstanding Notes of approximately $110,000 and the balance for working capital purposes.

The Agreement contains customary representations and warranties of both PetVivo and the Purchaser and miscellaneous other terms including the requirement that this transaction is governed by and construed and enforced under the laws of the State of New York.

The Note in the principal amount of $460,000 matures in seven months on September 11, 2015, with no interest due on the Note upon its maturity. PetVivo cannot prepay any principal of the Note prior to maturity, although PetVivo has the right to redeem the Note for cash during its term for 112% of the outstanding principal amount. The Note is convertible into common stock of PetVivo anytime in whole or in part at the Conversion Price of $3.50 per common share. The Note contains standard anti-dilution adjustment terms in the event of stock splits or combinations, stock dividends or distributions payable in shares, business combinations, or reclassifications.

 The Note also includes other Conversion Price adjustments including:

(i) If PetVivo sells any common shares or grants or reprices any options or warrants or other convertible securities having a price per share lower than the Conversion Price of the Note, such a dilutive issuance requires the Conversion Price of the Note to be likewise reduced.

(ii) If PetVivo issues any options, warrants or other stock rights to its shareholders entitling them to purchase common shares at a price lower than the most recent market bid price of PetVivo common stock, a proportionate adjustment must be made to the Conversion Price of the Note to adjust for such an event or events.

(iii) If PetVivo enters into a Fundamental Transaction such as a reorganization, recapitalization, spin-off, share exchange, merger or other business combination, the Holder of the Note shall have the right to receive the same rights, participation or consideration as would have been received if the Note had been converted prior to the occurrence of the Fundamental Transaction.

Prior to its repayment, the Note also provides its Holder the right to participate in any equity or debt financing of PetVivo upon the same terms and conditions provided with the additional benefit that the purchase price shall be discounted to the Holder of the Note to 90% of the offering price of any such subsequent financing.

The Note also contains standard terms of default for failure to repay principal when due or failure of other terms of the Note including bankruptcy, breach of representations or warranties, change of control of PetVivo, loss of public market trading eligibility, and failure to satisfy public information filings required by Rule 144.

The Warrant grants its Holder the right to purchase 66,000 shares of common stock of PetVivo in whole or in part exercisable for $3.50 per share anytime during its five-year term. The Warrant also provides for a standard “cashless” exercise. The exercise price and number of warrant shares also are subject to anti-dilution adjustments and adjustments for the subsequent sale or grant of equity securities or derivatives basically the same as such adjustments for conversion of the Note.

PetVivo asserts an exemption from the registration requirements of the Securities Act of 1933, as amended, (the “Act”) for the private placement of these securities pursuant to Section 4(a)(2) of the Act since the Purchaser is an accredited investor, the transaction did not involve a public offering, the Purchaser had access to PetVivo and its business and management, the Purchaser took these securities for investment and not with a present view to resale, and PetVivo took appropriate measures to restrict the transfer of the securities.

Item 2.03 Creation of Direct Financial Obligation

The disclosures in Item 1.01 of this Current Report on Form 8-K are incorporated by reference herein.

Item 3.02 Unregistered Sales of Equity Securities

The disclosures in Item 1.01 of this Current Report on Form 8-K are incorporated by reference herein.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETVIVO HOLDINGS, INC.

Date: February 13, 2015	By:	/s/ John Lai
	Name:	John Lai
	Title:	Chief Executive Officer